SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    Form S-8
             REGISTRATION STATEMENT UNDER the SECURITIES ACT OF 1933

                       Powerball International, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

  Utah                             0-25873                     84-1431425
----------------               -----------------          ------------------
(State or other                (SEC File Number)           (I.R.S. Employer
jurisdiction of                                           Identification No.)
incorporation or
organization)

                3001 Knox Street, Suite 407, Dallas, Texas 75205
               ---------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

         Powerball International, Inc. 2004 Stock Option and Award Plan
         --------------------------------------------------------------
                              (Full title of Plan)

                               Dennis McLaughlin
                3001 Knox Street, Suite 407, Dallas, Texas 75205
                     ---------------------------------------
                     (Name and address of agent for service)

                                 (214) 389-2151
         -------------------------------------------------------------
         (Telephone number, including area code, of agent for service)


                           CALCULATION OF REGISTRATION FEE

                               Proposed         Proposed
Title of                       Maximum          Maximum
Securities     Amount          Offering         Aggregate        Amount of
to be          to be           Price Per        Offering         Registration
Registered     Registered      Share            Price (1)        Fee
----------     ----------      ----------       ----------       ------------
Common Stock,
$0.001 par
value          3,000,000        $ 0.975        $ 2,925,000      $     344.27

(1) Bona fide estimate of maximum offering price solely for the purpose of calculating the registration fee based on the average of the bid and ask price of the Registrant's common stock as reported on the NASD's OTC Bulletin Board on December 10, 2004.

Part I Information Required in the Section 10(a) Prospectus
              Cross Reference Sheet Pursuant to Rule 404(a)

Cross-reference between items of part I of form S-8 and the section 10(a) prospectus which will be delivered to each employee, director or consultant who participates in the stock option and award plan.

Registration Statement Item Numbers and Headings       Prospects Headings
------------------------------------------------       ------------------
1)     Plan Information                             Section 10(a) Prospectus
2)     Registration Information and Employee
       Plan Annual Information                      Section 10(a) Prospectus


Part II Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

          (1)  Form 10-KSB filed April 6, 2004
          (2)  Form 10-QSB filed May 11, 2004
          (3)  Form 10-QSB filed August 12, 2004
          (4)  Form 10-QSB filed November 8, 2004

         All documents subsequently filed by Powerball International, Inc. pursuant to Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934 prior to the filing of any post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement from the date of filing such documents.

Item 4. Description of Securities.

The Company is authorized to issue 25,000,000 shares of common stock, $0.001 par value per share (the "Common Stock"). The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. The Company's articles of incorporation and bylaws provide that a majority of the issued and outstanding shares of the Company shall constitute a quorum for shareholders' meetings, except with respect to certain matters for which a different percentage quorum is required by statute.

Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities and payment of any preferences on preferred stock.

Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.

The board of directors has the authority to issue the authorized but unissued shares of Common Stock without action by the shareholders. The issuance of such shares would reduce the percentage ownership held by persons purchasing Common Stock in this offering and may dilute the book value of the then existing shareholders.

Registrar and Transfer Agent

The registrar and transfer agent of the Company's securities is Colonial Stock Transfer, 66 Exchange Place, Salt Lake City, Utah 84111, (801) 355-5740.

Item 5. Interests of Named Experts and Counsel.

Except as otherwise disclosed herein, no other expert or counsel for the Company named in this registration statement as having prepared or certified any part hereof, or as giving an opinion as to the validity of the securities being registered was employed on a contingency basis, or has or is to receive, in connection with the offering, a substantial interest in the Company or its subsidiaries. In addition no such expert or counsel is connected with the Company or its subsidiaries as a promoter, managing underwriter, voting trustee, director, officer, or employee.

Item 6. Indemnification of Directors and Officers.

The following is a brief summary of certain indemnification provisions of the Company's certificate of incorporation and the Utah Revised Business Corporation Act. This summary is qualified in its entirety by reference to the text thereof.

Part 9, sections 16-10a 901 et. seq. of the Utah Revised Business Corporation Act, as amended ("Part 9") permits a Utah corporation to indemnify its directors and officers for certain of their acts. More specifically, sections 16-10a-902 and 907 grant authority to any corporation to indemnify directors and officers against any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, by reason of his having been such a corporate director or officer. Such provision is limited to instances where the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, or, in criminal proceedings, he had no reasonable cause to believe his conduct was unlawful. Section 16-10a-903 confers on the director or officer an absolute right to indemnification for expenses, including attorney's fees, actually and reasonably incurred by him to the extent he is successful on the merits or otherwise defense of any claim, issue, or matter.

Section 16-10a-906 expressly makes indemnification contingent upon a determination that indemnification is proper in the circumstances. Such determination must be made by the board of directors acting through a quorum of disinterested directors, or by the board of directors acting on the advice of independent legal counsel, or by the shareholders. Further, Section 16-10a-906 permits a corporation to pay attorneys' fees and other litigation expenses on behalf of a director or officer in advance of the final disposition of the action if the above procedure is approved in the same fashion. Such indemnification provisions do not exclude other indemnification rights to which a director or officer may be entitled under the certificate of incorporation, a bylaw, an agreement, a vote of shareholders, or otherwise.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the Utah Revised Corporation Act, as amended.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to members of the board of directors, officers, employees, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
Exhibits.
---------
Copies of the following documents are included as exhibits to this registration statement pursuant to Item 601 of Regulation S-K.
             SEC
Exhibit      Reference
No.          No.          Description                            Location
-------      ---------    -----------                            --------
4.01            4         Powerball International, Inc. 2004
                           Stock Option and Award Plan           This filing

5.01            5         Letter opinion, including consent
                           of John C. Thompson, Esq.
                           regarding legality of common stock
                           to be issued pursuant the Plan        This Filing

23.01           23        Consent of John C. Thompson, Esq.      Exhibit 5.01

23.02           23        Consent of Chisholm, Bierwolf
                           & Nilson                              This Filing


Item 9. Undertakings.

The undersigned Registrant will:

  (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, state of Texas, this 13th day of December 2004.

                                         Powerball International, Inc.
                                         -----------------------------
                                         By /s/ Dennis McLaughlin
                                         Dennis McLaughlin, CEO

                                         By /s/ J. Mark Ariail
                                         J. Mark Ariail, CFO


In accordance with the requirements of the Securities Act of 1933, this amendment to the registration statement was signed below by the following persons in the capacities and on the dates stated.

Signature              Title                               Date
-----------            ------------                        ----------
/s/Dennis McLaughlin   Dennis McLaughlin, Director         December 13, 2004

/s/Kit Chambers        Kit Chambers, Director              December 13, 2004

/s/J. Mark Ariail      J. Mark Ariail, Director            December 13, 2004